Exhibit 99.1

AITX's RAD Launches 50-Unit ROAMEO Gen 4 Production to Meet Surging Demand

Multiple 25+ Unit Client Opportunities Under Discussion

Detroit, Michigan, July 31, 2025 - Artificial Intelligence Technology Solutions, Inc. (the Company), (OTCID: AITX), today announced that its subsidiary Robotic Assistance Devices, Inc. (RAD) is increasing its first production run from 10 units to 50 ROAMEO™ Gen 4 units in anticipation of increased demand. Interest in ROAMEO, the Company's autonomous outdoor mobile security patrol vehicle, has surged during its ongoing nationwide demonstration tour. Initially forecasting up to 20 deployments for the fiscal year ending February 28, 2026, the Company is now preparing for up to 100 deployments over the next 12 months.

Artist’s depiction of a multitude of RAD ROAMEO Gen 4 units on autonomous patrol in a remote environment.

When fully deployed, these 50 ROAMEO devices could add $3 million to $4 million in annual recurring revenue (ARR). The Company hopes to double this production commitment within the next 3 months and will update via press release appropriately.

The Company attributes much of this momentum to ROAMEO's nationwide demonstration campaign, which brought the device directly to enterprise clients, industry stakeholders, and public safety leaders. The hands-on experience with ROAMEO's mobility, responsiveness, and real-time AI-driven capabilities has generated immediate interest, accelerated sales discussions and triggering new deployment commitments.

To accommodate this growth, RAD is preparing a production run of 50 ROAMEO Gen 4 units. This manufacturing phase is expected to support deployments across a variety of industries and locations, including corporate campuses, public spaces, healthcare institutions, and critical infrastructure sites. Units from this production run are scheduled to begin shipping in the coming months.

"We are moving aggressively to meet demand," said Steve Reinharz, CEO/CTO and founder of AITX and RAD. "This 50-unit production commitment reflects the confidence we have in ROAMEO's role within the future of physical security. Allocating the capital to build all 50 units is a strategic investment that aligns with our expectations for accelerated deployments and long-term recurring revenue."

ROAMEO Gen 4 is RAD's next-generation mobile security robot, engineered for autonomous patrols across expansive outdoor environments. Towering at 6 feet 9 inches and weighing over 1,600 pounds, ROAMEO delivers a commanding presence while performing complex tasks like AI-powered threat detection, real-time engagement, and obstacle avoidance. Equipped with autonomous navigation and self-recharging capabilities, the device is purpose-built to take on the repetitive, high-cost duties typically assigned to human guards. Whether monitoring a busy campus parking structure or securing the perimeter of a logistics hub, ROAMEO Gen 4 delivers uninterrupted coverage, faster response, and measurable cost savings over traditional patrol models.

As RAD approaches the milestone of 1,000 devices deployed, the Company continues to see growing demand for its full range of AI-powered security solutions. With ROAMEO Gen 4 now gaining traction across multiple sectors, RAD is positioned to expand its share of the rapidly evolving physical security market.

Organizations interested in seeing ROAMEO Gen 4 in action are encouraged to schedule a private demonstration during the ongoing tour. Availability is limited, and priority will be given to enterprises with large outdoor properties or multi-site security needs. To request a demo and learn more about how ROAMEO can transform your physical security program, visit www.radsecurity.com or call 877-78-ROBOT.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz